Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 11, 2020 relating to the balance sheet of Called Higher Studios, Inc., as of December 31, 2019, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 4, 2019 (inception) to December 31, 2019, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

July 1, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com